Exhibit 19.1

BELPOINTE, LLC

POLICY ON INSIDER TRADING

This Insider Trading Policy (this “Policy”) describes the policies and standards of Belpointe, LLC, its subsidiaries and affiliated entities (collectively, the “Company Group”) on trading, and causing the trading of, members of the Company Group’s securities or securities of certain other publicly traded companies while in possession of confidential information.

1. Introduction.

This Policy is divided into two parts:

●	the first part prohibits trading in certain circumstances and applies to all officers, directors, managers, employees, consultants and independent contractors, and their respective immediate family members, of members of the Company Group (collectively, the “Covered Persons”), including, without limitation, Belpointe PREP, LLC (“Belpointe PREP”); and

●	the second part imposes special additional trading restrictions and applies to all (i) officers, directors and managers of members of the Company Group (collectively, the “Company Group Insiders”) (ii) the persons listed on Appendix A (together with the Company Group Insiders, the “Insiders”), and (iii) certain other employees, consultants and independent contractors of members of the Company Group that the Company may designate from time to time as “Insiders” because of their position, responsibilities or their actual or potential access to Material (as defined in Section 6) and Nonpublic (as defined in Section 6) information.

2. Insider Trading Laws.

One of the principal purposes of the federal securities laws is to prohibit “insider trading.” Insider trading occurs when a person uses Material Nonpublic information obtained through involvement with a member of the Company Group to make decisions to purchase, sell, give away or otherwise trade in a member of the Company Group’s securities or the securities of certain other companies or to provide that information to others outside of the Company Group.

3. Applicability of Insider Trading Laws.

The prohibitions against insider trading apply to trades, tips and recommendations by virtually any person, including all persons associated with a member of the Company Group, if the information involved is Material Nonpublic. The prohibitions against insider trading apply to any Covered Person who buy or sell securities on the basis of Material and Nonpublic information that he or she obtained about a member of the Company Group, their respective customers, suppliers, partners, competitors or other companies with which a member of the Company Group has contractual relationships or may be negotiating transactions.

4. Penalties for Violating Insider Trading Laws.

The penalties for trading on or communicating Material Nonpublic information can be severe, both for individuals involved in the unlawful conduct and their employers and supervisors, and may include jail terms, criminal fines, civil penalties and civil enforcement injunctions. Given the severity of the potential penalties, compliance with this Policy is absolutely mandatory.

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A person who violates insider trading laws by engaging in transactions in a company’s securities when he or she has Material Nonpublic information can be sentenced to a substantial jail term and required to pay a criminal penalty of several times the amount of any profits gained or losses avoided.

In addition, a person who tips others, including by making recommendations or expressing opinions, may also be liable for transactions by the tippees to whom he or she has disclosed Material Nonpublic information. Tippers can be subject to the same penalties and sanctions as the tippees, and the Securities and Exchange Commission (the “SEC”) has imposed large penalties even when the tipper did not profit from the transaction.

The SEC can also seek substantial civil penalties from any person who, at the time of an insider trading violation, “directly or indirectly controlled the person who committed such violation,” which would apply to a member of the Company Group or management and supervisory personnel. These control persons may be held liable for up to the greater of $1 million or three times the amount of any profits gained or losses avoided. Even for violations that result in a small or no profit, the SEC can seek penalties from a company or its management and supervisory personnel as control persons.

Persons who violate this Policy may be subject to disciplinary action by the Company, including dismissal for cause. Any exceptions to the Policy, if permitted, may only be granted by the Compliance Officer and must be provided before any activity contrary to the above requirements takes place.

5. Applicability of this Policy.

This Policy applies to all trading or other transactions in (i) a member of the Company Group’s securities, including Belpointe PREP’s Class A Units and any other securities that a member of the Company Group may issue, such as, notes, bonds and convertible securities, as well as to derivative securities relating to any member of the Company Group’s securities, whether or not issued by a member of the Company Group, and (ii) the securities of certain other companies, including common stock, options and other securities issued by those companies as well as derivative securities relating to any of those companies’ securities.

6. Defined Terms Used in this Policy.

“Material.” Insider trading laws only apply if the information you possess is “Material” and Nonpublic. Materiality involves a low threshold. Information is generally considered “Material” if it has market significance, that is, if its public disclosure is likely to affect the market price of securities, or if it otherwise is information that a reasonable investor would want to know about before making an investment decision.

Information dealing with the following subjects are reasonably likely to be Material:

●	significant changes in a member of the Company Group’s prospects;

●	significant write-downs in assets or increases in reserves;

●	developments regarding significant litigation or government agency investigations;

●	liquidity problems;

●	changes in earnings estimates or unusual gains or losses in major operations;

●	major changes in a member of the Company Group’s management or the board of directors;

●	changes in dividends;

●	extraordinary borrowings;

●	major changes in accounting methods or policies;

●	award or loss of a significant contract;

●	cybersecurity risks and incidents, including vulnerabilities and breaches;

●	changes in debt ratings;

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●	proposals, plans or agreements, even if preliminary in nature, involving mergers, acquisitions, divestitures, recapitalizations, strategic alliances, joint ventures, licensing arrangements, or purchases or sales of substantial assets; and

●	offerings of a member of the Company Group’s securities.

Material information is not limited to historical facts but may also include projections and forecasts. With respect to a future event, such as a merger or acquisition of a new company or asset, the point at which negotiations are Material is determined by balancing the probability that the event will occur against the magnitude of the effect that the event would have on a company’s operations or stock price should it occur. Thus, information concerning an event that would have a large effect on stock price, such as a merger, may be Material even if the possibility that event occurring is relatively small. When in doubt about whether particular Nonpublic information is Material, you should assume it is Material.

“Nonpublic.” Insider trading laws only apply if the information you possess is Material and “Nonpublic.” The fact that information has been disclosed to a few members of the public does not make it public for purposes of the insider trading laws. To be “public” the information must have been disseminated in a manner designed to reach investors generally, and the investors must be given the opportunity to absorb the information. Even after public disclosure of information about a member of the Company Group, you must wait until the close of business on the second trading day after the information was publicly disclosed before you can treat the information as public.

Nonpublic information may include:

●	information available to a select group of analysts or brokers or institutional investors;

●	undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; and

●	information that has been entrusted to a member of the Company Group on a confidential basis until a public announcement of the information has been made and enough time has passed for the market to respond to the public announcement (normally two trading days).

7. Compliance Officer.

The Company has appointed Brandon Lacoff as the Compliance Officer for this Policy. If you are unsure whether information is Material or Nonpublic, you should consult with the Compliance Officer.

The duties of the Compliance Officer include, but are not limited to, (i) pre-clearing all trading in securities of a member of the Company Group by Insiders in accordance with the procedures set forth in Section 11, and (ii) approving of any Rule 10b5-1 plans under Section 9(c) and any prohibited transactions under Section 12, and (iii) providing a reporting system with an effective whistleblower protection mechanism.

8. No Trading or Causing Trading While in Possession of Material Nonpublic Information.

(a) No Covered Person may purchase or sell, or offer to purchase or sell, any Company Group security, including Belpointe PREP’s Class A Units, whether or not issued by a member of the Company Group, while in possession of Material Nonpublic information about a member of the Company Group.

(b) No Covered Person who knows of any Material Nonpublic information about the Company may communicate that information (“tip”), including by making recommendations or expressing opinions, to any other person, including family members and friends, or otherwise disclose such information without the Company’s prior authorization.

(c) No Covered Person may purchase or sell any security of any other company while in possession of Material Nonpublic information about that company that was obtained in the course of his or her involvement with a member of the Company Group.

(d) No Covered Person who knows of any such Material Nonpublic information may communicate that information to, or tip, any other person, including family members and friends, or otherwise disclose such information without the Company’s authorization.

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(e) For compliance purposes, you should never trade, tip or recommend securities (or otherwise cause the purchase or sale of securities) while in possession of information that you have reason to believe is Material and Nonpublic unless you first consult with, and obtain the advance approval of, the Compliance Officer.

(f) Insiders must “pre-clear” all trading in securities of a member of the Company Group in accordance with the procedures set forth in Section 3.

9. Blackout Periods.

All Insiders are prohibited from trading in Belpointe PREP’s securities during blackout periods:

(a) Quarterly Blackout Periods. Trading in Belpointe PREP’s securities is prohibited during the period beginning at the close of the market on two weeks before the end of each fiscal quarter and ending at the close of business on the second trading day following the date Belpointe PREP’s financial results are publicly disclosed and Form 10-Q or Form 10-K is filed. During these periods, Insiders generally possess or are presumed to possess Material Nonpublic information about Belpointe PREP’s financial results.

(b) Other Blackout Periods. From time to time, other types of Material Nonpublic information regarding Belpointe PREP’s (such as negotiation of mergers, acquisitions or dispositions, investigation and assessment of cybersecurity incidents or property acquisitions or developments) may be pending and not be publicly disclosed. While such Material Nonpublic information is pending, additional special blackout periods may be imposed during which Insiders are prohibited from trading in Belpointe PREP’s securities. If a special blackout period is imposed, a member of the Company Group will notify all Insiders affected.

(c) Exception. These trading restrictions do not apply to transactions under a pre-existing written plan, contract, instruction, or arrangement under Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (an “Approved 10b5-1 Plan”) that:

(i) has been reviewed and approved at least one month in advance of any trades thereunder by the Compliance Officer (or, if revised or amended, such revisions or amendments have been reviewed and approved by the Compliance Officer at least one month in advance of any subsequent trades);

(ii) was entered into in good faith by the Covered Person at a time when the Covered Person was not in possession of Material Nonpublic information about the Company; and

(iii) gives a third party the discretionary authority to execute purchases and sales, outside the control of the Covered Person, so long as such third party does not possess any Material Nonpublic information about the securities of the member of the Company Group to which the plan applies; or explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices or dates of transactions, or other formulas describing such transactions.

10. Trading Window. Insiders are permitted to trade in Belpointe PREP’s securities when no blackout period is in effect. Generally, this means that Insiders can trade during the period beginning on the close of business on the second trading day following the date Belpointe PREP’s financial results are publicly disclosed and Form 10-Q or Form 10-K is filed and ending on two weeks before the end of each fiscal quarter. However, even during this trading window, a Covered Person who is in possession of any Material Nonpublic information should not trade in Belpointe PREP’s securities until the information has been made publicly available or is no longer material. In addition, this trading window may close if a special blackout period under Section 9(b) above is imposed and will re-open once the special blackout period has ended.

11. Pre-Clearance of Securities Transactions.

(a) Because Company Group Insiders are likely to obtain Material Nonpublic information on a regular basis, the Company requires all such persons to refrain from trading, even during a trading window under Section 10, without first pre-clearing all transactions in a member of the Company Group’s securities.

(b) Subject to the exemption in Section 11(d), no Company Insider may, directly or indirectly, purchase or sell (or otherwise make any transfer, gift, pledge or loan of) any security of a member of the Company Group at any time without first obtaining prior approval from the Compliance Officer. These procedures also apply to transactions by such person’s spouse, spousal equivalent, other persons living in such person’s household and minor children and to transactions by entities over which such person exercises control.

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(c) The Compliance Officer shall record the date each request is received and the date and time each request is approved or disapproved. Unless revoked, a grant of permission will normally remain valid until the close of trading two business days following the day on which it was granted. If the transaction does not occur during the two-day period, pre-clearance of the transaction must be re-requested.

(d) Pre-clearance is not required for purchases and sales of securities under an Approved 10b5-1 Plan. With respect to any purchase or sale under an Approved 10b5-1 Plan, the third-party effecting transactions on behalf of the Company Insider should be instructed to send duplicate confirmations of all such transactions to the Compliance Officer.

12. Prohibited Transactions.

(a) Company Group Insiders are prohibited from trading in the equity securities of a member of the Company Group during a blackout period imposed under an “individual account” retirement or pension plan of a member of the Company Group, during which at least 50% of the plan participants are unable to purchase, sell or otherwise acquire or transfer an interest in equity securities of the member of the Company Group, due to a temporary suspension of trading by the member of the Company Group or the plan fiduciary.

(b) Insiders, including any person’s spouse, spousal equivalent, other persons living in such person’s household and minor children and entities over which such person exercises control, are prohibited from engaging in the following transactions in a member of the Company Group’s securities unless advance approval is obtained from the Compliance Officer:

(i) Company Group Insiders who purchase securities of a member of the Company Group may not sell any securities of the same class for at least six months after the purchase;

(ii) Insiders may not buy or sell puts or calls or other derivative securities on the securities of a member of the Company Group;

(iii) Insiders may not hold securities of a member of the Company Group in a margin account or pledge securities of a member of a Company Group as collateral for a loan; and

(iv) Insiders may not enter into hedging or monetization transactions or similar arrangements with respect to securities of a member of a Company Group.

13. Acknowledgment and Certification.

All Insiders are required to sign the attached acknowledgment and certification.

[Intentionally left blank.

Signature page follows.]

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ACKNOWLEDGMENT AND CERTIFICATION

The undersigned does hereby acknowledge receipt of the Belpointe, LLC’s Insider Trading Policy. The undersigned has read and understands (or has had explained) such Policy and agrees to be governed by such Policy at all times in connection with the purchase and sale of securities and the confidentiality of nonpublic information.

(Signature)

(Please print name)

Date:

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APPENDIX A

[This list should include members of the accounting and finance team, investor relations team, real estate team, etc., basically anyone who might have access to information about any member of the Company Group that could be “material”. This may very well include everyone in the company, given that you’re a smaller company. If you were a larger organization a list like this would probably not include administrative staff, IT employees, etc.]

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